FOR IMMEDIATE RELEASE

INHIBITEX INITIATES PHASE I TRIAL OF FV-100
FOR THE TREATMENT OF SHINGLES

CONTINUED CLINICAL EVALUATION OF HIGHER DOSES OF FV-100 ON TRACK

ATLANTA, GA – April 29, 2008 — Inhibitex, Inc. (Nasdaq: INHX), a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases, today announced that its Investigational New Drug application (IND) for FV-100, its oral nucleoside analogue in development for the treatment of herpes zoster (shingles), has been accepted by the U.S. Food and Drug Administration (FDA). The Company has enrolled the first cohort (100 mg) in a Phase I clinical trial that will evaluate the safety and pharmacokinetics of up to four single ascending doses of FV-100 in healthy subjects. Each dose cohort will include six subjects who will receive FV-100 and two subjects who will receive placebo.

In the fourth quarter of 2007, the Company conducted a first-in-man single ascending dose trial of three lower doses of FV-100 (10, 20 and 40 mg) in 24 healthy subjects in the U.S. under an exploratory IND. No serious adverse events were observed in the trial and the compound appeared to be generally well tolerated. In addition, pharmacokinetic data demonstrated that all three doses achieved plasma levels of CF-1743, the active form of FV-100, which exceeded published EC50 plasma levels for up to 12 hours.

“We are very pleased to have our full IND for FV-100 accepted by the agency and to continue our evaluation of the pharmacokinetics and safety of FV-100 at higher doses,” stated Russell Plumb, CEO and President of Inhibitex. “Building upon the encouraging data we have collected to date, we plan to conduct a multiple ascending dose study of FV-100 in the third quarter and initiate a Phase II trial of FV-100 around the end of this year.”

About FV-100

FV-100 is an orally available nucleoside analogue specifically designed for antiviral activity against varicella zoster virus (VZV), the virus that causes both chicken pox and shingles. Published in vitro studies have demonstrated that FV-100 is dramatically more potent against VZV, and can inhibit the replication of the virus substantially faster, than other antivirals currently used to treat shingles. The Company believes these characteristics provide the potential for FV-100 to be dosed once daily and reduce shingles-related symptoms, including the incidence and severity of post herpetic neuralgia (PHN), as compared to currently available antivirals.

About Shingles

Shingles, also known as herpes zoster, is an infection caused by the reactivation of VZV, the same virus that causes chicken pox. Worldwide, it is estimated that there are in excess of 2.5 million cases of shingles each year. Shingles is generally characterized by skin lesions, rash, acute pain, and in many cases, PHN, a painful and sometimes debilitating condition that can last for several months or more. While shingles can develop in individuals of any age, it occurs most frequently in the elderly.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, the Company’s antiviral pipeline includes a series of HIV integrase inhibitors and HCV polymerase inhibitors in preclinical development, and compounds active against cytomegalovirus (CMV). Inhibitex has also licensed certain of its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines and to 3M for the development of diagnostics. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including those related to the potential for FV-100 to be dosed once daily and reduce shingles-related symptoms, including the incidence or severity of PHN, and the Company’s goal to advance FV-100 into a multiple ascending dose trial later this year and initiate a Phase II clinical trial around year end, are forward-looking statements. These intentions, expectations, or potentials may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that: the pharmacokinetic or safety results of future preclinical and clinical studies of FV-100 do not confirm prior findings and support its further development; the Company does not obtain regulatory approval to advance the development of FV-100; FV-100 does not prove to be efficacious in reducing shingles-related symptoms in patients in future clinical trials; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC, on March 14, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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